A special meeting of the shareholders of Berger New Generation
Fund and Berger Select Fund was held on May 8, 2002. The following proposals were approved by shareholders at the meeting:

BERGER NEW GENERATION FUND
(a) (All Shareholders) To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets and all liabilities of the Berger New Generation Fund in exchange for Berger Mid Cap Growth Fund shares, and the shares so received will be distributed to shareholders of the Investor Shares and Institutional Shares of the Berger New Generation Fund.
(For: 10,905,406, Against: 623,233, Withheld/Abstain: 263,298)

(b) (Institutional Shares Only) To approve the imposition of a Rule 12b-1 fee resulting from the Reorganization.
(For: 31,458, Against: 3,450, Withheld/Abstain: 0)

BERGER SELECT FUND
To approve an Agreement and Plan of Reorganization providing for the transfer of all of the assets and all liabilities of the Berger Select Fund in exchange for Berger Growth Fund shares, and the shares so received will be distributed to shareholders of the Berger Select Fund.
(For: 1,890,185, Against: 96,959, Withheld/Abstain: 82,941)